EXHIBIT 99.1

NEWS RELEASE

CARREKER CORPORATION STOCKHOLDERS APPROVE ACQUISITION
BY CHECKFREE CORPORATION
     DALLAS (March 30, 2007) — Carreker Corporation (Nasdaq: CANI) (the “Company”) announced that its stockholders have voted to approve and adopt the previously announced merger agreement providing for the merger of the Company and a wholly owned subsidiary of CheckFree Corporation (Nasdaq: CKFR) at the Company’s special meeting of stockholders held today in Dallas, Texas.
The Company expects to complete the proposed merger on April 2, 2007. If the proposed merger is completed, the Company’s stockholders will receive $8.05 in cash for each share of the Company’s common stock they hold. There are no financing contingencies in the merger agreement; however, the transaction is subject to customary closing conditions. The merger was first announced in a press release dated January 2, 2007.
Forward Looking Statements
This release contains statements about expected future events that constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, including the risk that the merger will not be completed when expected, if at all. For further information concerning certain other risks and uncertainties, see under the caption “Risk Factors” in the Company’s most recent Form 10-K for the year ended January 31, 2006 and subsequent quarterly reports on Form 10-Q. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About Carreker Corporation
Carreker Corporation serves financial institutions around the world by providing integrated consulting and software solutions designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney. For more information, visit www.carreker.com.

Lisa Peterson, Executive Vice President and CFO (972) 371-1454 PH (972) 458-2567 FX Email: lpeterson@carreker.com	Gary Samberson, SVP, Treasury, Risk Management and Investor Relations (972) 371-1590 PH (972) 458-2567 FX Email: gsamberson@carreker.com